                       CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Flag Investors Value Builder Fund, Inc. on Form N-1A (File Number 33-46279 and 811-6600) of our report dated April 30, 1999, on our audit of the financial statements and financial highlights of the Portfolios, which report is included in the Annual Report to Shareholders for the year ended March 31, 1999, which is incorporated by reference in the Registration Statement. We also consent to the reference of our firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

/s/PRICEWATERHOUSECOOPERS LLP
-----------------------------
PRICEWATERHOUSECOOPERS LLP

Baltimore, Maryland
May 28, 1999